EXHIBIT 3

                                                               December 13, 1995

To Our Stockholders:

    On behalf of the Board of Directors of The Earth Technology Corporation
(USA), I am pleased to inform you that on December 8, 1995, the Company entered into an Agreement and Plan of Merger with Tyco International Ltd., a Massachusetts corporation and T1 Acquisition Corp. (the "Purchaser"), a Delaware corporation and wholly owned subsidiary of Tyco. Pursuant to the Merger Agreement, the Purchaser has today commenced a cash tender offer to purchase all outstanding shares of common stock, par value $.10 per share, of the Company (the "Shares")for $8.00 per Share. Under the Merger Agreement, the Offer will be followed by a merger of the Purchaser with and into the Company pursuant to which any remaining Shares will be converted into the right to receive $8.00 per Share in cash, without interest. We believe that this offer represents superior value for our stockholders and a tremendous opportunity for continued growth of the Company.

    YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    In arriving at its recommendation, the Board of Directors gave careful consideration to the factors described in the attached Recommendation/Solicitation Statement on Schedule 14D-9 that is being filed today with the Securities and Exchange Commission, including the opinion of Alex. Brown & Sons Incorporated, the Company's financial advisor, to the effect that the consideration to be received by the stockholders pursuant to the Offer and the Merger is fair to such holders from a financial point of view.

    In addition to the attached Schedule 14D-9, also enclosed is the Offer to Purchase, dated December 13, 1995, of the Purchaser, together with related materials including a Letter of Transmittal, to be used for tendering your Shares. These documents set forth the terms and conditions of the Offer and the Merger and provide instructions as to how to tender your Shares. I urge you to read the enclosed material carefully.

                                      Sincerely,

                                      /s/ Diane C. Creel

                                      Diane C. Creel
                                      Chairwoman of the Board,
                                      Chief Executive Officer and President